FORM 4

[ ] Check this box if no                                                                                                         OMB APPROVAL
    longer subject to                      U.S. SECURITIES AND EXCHANGE COMMISSION                                       OMB Number;       3235-0287
    Section 16.  Form 4 or                         Washington, D.C. 20549                                                Epires:    January 31, 2005
    Form 5 obligations may              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                                     Estimated average burden
    continue.  See              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,                  hours per response......0.5
    instructions 1(b).                      Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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 1.  Name and Address of Reporting Person*    2.  Issuer Name and Ticker or Trading Symbol     6.  Relationship of Reporting Person(s) to Issuer
                                                                                                  (Check all applicable)
                                                                                                  [X] Director      [ ]  10% Owner
                                                  The Midland Company (MLAN)

                                                                                                  [X] Officer       [ ]  Other
                                                                                                      (give title below) (specify below)
                                                                                                 President and CEO
  Hayden           John              W.                                                          -----------------------
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  (Last)           (First)         (Middle)   3.  IRS or Social Security  4.  Statement for     7.   Individual  or  Joint/Group   Filing  (check
                                                  Number of Reporting         Month/Day/Year         applicable line)
                                                  Person (Voluntary)

                                                                                                      [X] Form filed by One Reporting Person
                                                                                                      [ ] Form filed by More Than One Reporting
     7000 Midland Boulevard                         ###-##-####               December 16, 2002           Person
 ---------------------------------------------                            ----------------------
                              (Street)                                    5.  If Amendment,
                                                                              Date of Original
                                                                              (Month/Day/Year)
      Amelia       Ohio        45102-2607
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      (City)     (State)       (Zip)
                                           Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
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 1. Title of Security  2. Trans-  2A.       3. Trans-    4. Securities Acquired (A)             5. Amount of       6. Ownership    7. Nature
    (Instr. 3)            action  Deemed       action       or Disposed of (D)                     Securities         Form:           of Indirect
                          Date    Execution    Code         (Instr. 3, 4 and 5)                    Beneficially       Direct          Bene-
                                  Date, if    (Inst. 8)                                            Owned Follow-      (D) or          ficial
                                  any                                                              ing Reported       Indirect        Owner-
                         (Month  (Month/                                                           Transaction(s)     (I)             ship
                          Day/    Day/                                                            (Instr. 3          (Instr. 4)      (Instr. 4)
                          Year)   Year)                                                            and 4)
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                                            Code    V      Amount   (A) or (D)       Price
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  Common Stock                                                                                       300,881            D
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  Common Stock                                                                                         8,796            I             By Spouse
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  Common Stock                                                                                        83,718            I             As Trustee for
                                                                                                                                      Immediate Family
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  Common Stock                                                                                       171,681            I             By Children in
                                                                                                                                      in Trust
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  Common Stock           12/16/02            G      V       192         D                            255,434            I             As Trustee for
                                                                                                                                      Marital Trust
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  Common Stock                                                                                         3,881            I             As Custodian for
                                                                                                                                      Children
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                                                 (over)
                                                                                                                                         SEC 1474 (9/02)
Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FORM 4 (continued)                                   Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                                (e.g., puts, calls, warrants, options, convertible securities)
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 1. Title of     2. Conver-   3. Trans-    3A. Deemed     4. Trans-     5. Number of    6. Date Exer-        7. Title and Amount  8. Price 9. Number  10. Owner- 11. Na-
     Derivative     sion or      action        Execution     action        Derivative      cisable and Ex-      of Underlying        of       of          ship       ture
     Security       Exercise     Date          Date, if      Code          Securities      piration Date        Securities           Deriv-   Deriv-      Form       of In-
     (Instr. 3)     Price of                   any          (Instr. 8)     Acquired (A)                         (Instr. 3 and 4)     ative    ative       of De-     direct
                    Deriv-                                                 or Disposed                                               Secur-   Secur-      rivative   Bene-
                    ative        (Month/       (Month/                     of (D)          (Month/Day/                               ity      ities       Secur-     ficial
                    Security     Day/           Day/                      (Instr. 3, 4      Year)                                   (Instr.   Bene-       ity:       Owner-
                                 Year)          Year)                      and 5)                                                    5)       ficially    Direct     ship
                                                                                                                                              Owned       (D) or    (Instr.
                                                                                                                                              Follow-     Indi-      4)
                                                                                                                                              ing         rect
                                                                                                                                              Reported    (I)
                                                                                                                                              Trans-     (Instr. 4)
                                                                                                                                              tion(s)
                                                                                                                                             (Instr. 4)

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                                                                                           Date      Expira-           Amount or
                                                                                           Exer-     tion              Number of
                                                                                           cisable   Date       Title  Shares
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                                                            Code    V      (A)    (D)
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 Stock Option      $11.375                                                                 2/21/01   2/21/10    Common   6,350         --      6,350          D
                                                                                                                Stock
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 Stock Option      $11.375                                                                 2/21/02   2/21/10    Common   6,350         --      6,350          D
                                                                                                                Stock
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 Stock Option      $11.375                                                                 2/21/03   2/21/10    Common   6,350         --      6,350          D
                                                                                                                Stock
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 Stock Option      $11.375                                                                 2/21/04   2/21/10    Common   6,350         --      6,350          D
                                                                                                                Stock
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 Stock Option      $16.594                                                                 2/15/02   2/15/11    Common   6,000         --      6,000          D
                                                                                                                Stock
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 Stock Option      $16.594                                                                 2/15/03   2/15/11    Common   6,000         --      6,000          D
                                                                                                                Stock
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 Stock Option      $16.594                                                                 2/15/04   2/15/11    Common   6,000         --      6,000          D
                                                                                                                Stock
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 Stock Option      $16.594                                                                 2/15/05   2/15/11    Common   6,000         --      6,000          D
                                                                                                                Stock
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 Stock Option      $20.78                                                                  2/15/03   2/14/12    Common   4,970         --      4,970          D
                                                                                                                Stock
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 Stock Option      $20.78                                                                  2/15/04   2/14/12    Common   4,970         --      4,970          D
                                                                                                                Stock
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 Stock Option      $20.78                                                                  2/15/05   2/14/12    Common   4,970         --      4,970          D
                                                                                                                Stock
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 Stock Option      $20.78                                                                  2/15/06   2/14/12    Common   4,970         --      4,970          D
                                                                                                                Stock
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Explanation of Responses:

Intentional misstatements or omissions of facts constitute Federal Criminal Violations
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                             /s/Lori Birkenhauer                          12/17/02
                                                                                        -------------------------------------       --------------
                                                                                        Signature of Lori Birkenhauer                 Date
                                                                                        At Attorney-in-Fact for Reporting
                                                                                        Person John W. Hayden
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information  contained in this form are not  required to respond  unless the form  displays a currently valid OMB number.